KEVIN J. YOURMAN (CSB 147159
         WEISS & YOURMAN
         10940 Wilshire Blvd., 24th Floor
         Los Angeles, CA  90024
         (310) 208-2800

         JOSEPH E. WEISS
         WEISS & YOURMAN
         319 Fifth Avenue
         New York, New York  10016
         Tel:  (212) 532-4171

         NADEEM FARUQI
         FARUQI & FARUQI, LLP
         415 Madison Avenue
         New York, New York  10017
         (212) 986-1074

         Attorneys for Plaintiff


                    SUPERIOR COURT OF THE STATE OF CALIFORNIA

                          FOR THE COUNTY OF LOS ANGELES



         REGINA NEEDLEMAN, on behalf        )  Case No. BC152244
         herself and all others similarly   )
         situated,                          )  CLASS ACTION COMPLAINT FOR
                                            )  BREACH OF FIDUCIARY DUTIES
                             Plaintiff,     )
                                            )  JURY TRIAL DEMAND
                   - against -              )
                                            )
         FALCON CABLE SYSTEMS CO., L.P,     )
         FALCON CABLE INVESTORS GROUP,      )
         FALCON HOLDING GROUP, L.P., FALCON )
         HOLDING GROUP, INC., STANLEY S.    )
         ITSKOWITCH, and MARC B. NATHANSON, )
                                            )
                             Defendants.    )
         ___________________________________)





                   Plaintiff, by her attorneys, for her complaint

         against defendants, alleges upon information and belief, except for paragraphs 1 and 2 hereof, which are alleged upon knowledge as follows:

                   1.   Plaintiff brings this action, individually and

         as a class action, on behalf of all persons, other than defen-

         dants, who own units ("Units") of Falcon Cable Systems Co. L.P.

         ("Falcon" or the "Partnership") and who are similarly situated,

         to enjoin the consummation of the proposed acquisition of all of the cable systems of Falcon for approximately $247.40 mil-

         lion in cash.

                   2.   Plaintiff has been the owner of the Units of

         Falcon since prior to the transaction herein complained of and continuously to date.

                   3.   Defendant Falcon is a California limited part-

         nership duly organized and existing under the laws of the State of California.  The Partnership's principal offices are located at 10900 Wilshire Boulevard, Los Angeles, California 90024.

         The Partnership's Units trade on the American Stock Exchange.

                   4.   Defendant Falcon Cable Investors Group ("FCIG")

         is a California limited partnership.  Falcon Cable Investors is the general partner of the Partnership (the "General Partner").

                   5.   Defendant Falcon Holding Group L.P. ("FHGLP") is

         a California Limited Partnership duly organized and existing under the laws of the State of California.  Falcon Holding is the general partner of the General Partner.



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                   6.   Defendant Falcon Holding Group, Inc. ("FHGI") is

         a California corporation.  FHGI was the general partner of the

         General Partner prior to FHGLP.  The management of FHGLP is substantially the same as that of FHGI.

                   7.   Defendant Marc B. Nathanson is Chairman of the

         Board and CEO of FHGI.  Defendant Nathanson also owns close to

         29% of Falcon.

                   8.   Defendant Stanley S. Itskowitch is a director of

         FHGI.

                   9.   Defendants are in a fiduciary relationship with

         plaintiff and the other public Unitholders of Falcon and owe them the highest obligations of good faith and fair dealing.

                             CLASS ACTION ALLEGATIONS

                   10.  Plaintiff brings this action individually on her

         own behalf and as a class action on behalf of all Unitholders of the Partnership (except defendants herein, and any person,

         firm, trust, corporation, or other entity related to or

         affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the

         "Class").

                   11.  This action is properly maintainable as a class

         action.

                   12.  The class of Unitholders for whose benefit this

         action is brought is so numerous that joinder of all Class mem-

         bers is impracticable.  There are approximately 6 million Units of the Partnership outstanding.



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                   13.  There are questions of law and fact which are

         common to the Class and which predominate over questions

         affecting any individual Class member.  The common questions include, inter alia, the following:

                   (a)  whether defendants have breached their fiduciary

         and other common law duties owed by them to plaintiff and the members of the Class;

                   (b)  whether the transaction, hereinafter described,

         constitutes a breach of the defendants' duty to deal fairly with plaintiff and the other members of the Class;

                   (c)  whether the defendants have breached their fidu-

         ciary duties of due care and loyalty owed by them to plaintiff and members of the Class and/or have aided and abetted in such breach, by virtue of their participation and/or acquiescence and by their other conduct complained of herein;

                   (d)  whether the defendants have wrongfully failed

         and refused to seek to protect the interests of all of Falcon's

         Unitholders and to adequately explore all alternatives to maxi-

         mizing the value of the Units by, among other things, engaging in a fair appraisal process as described fully below; and

                   (e)  whether plaintiff and the other members of the

         Class will be damaged irreparably by defendants' failure to conduct an active auction of Falcon and failure to engage in a fair appraisal process.

                   14.  Plaintiff is committed to prosecuting this

         action and has retained competent counsel experienced in liti-

         gation of this nature.  The claims of plaintiff are typical of



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         the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class.  Accord-

         ingly, plaintiff will fairly and adequately represent the

         Class.

                   15.  The prosecution of separate actions by individ-

         ual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the

         Class and establish incompatible standards of conduct for the party opposing the Class.

                   16.  Defendants have acted and are about to act on

         grounds generally applicable to the Class, thereby making

         appropriate final injunctive relief with respect to the Class as a whole.

                             SUBSTANTIVE ALLEGATIONS

                   17.  On June 13, 1996, FHGLP announced that its board

         of representatives approved the acquisition of all of the cable systems of Falcon for approximately $247.40 million in cash

         (the "Acquisition").  This represents a potential distribution to Unitholders of approximately $9.17 per Unit.

                   18.  The Units have traded at between $9 3/8 and

         $12 3/8 per Unit since February of 1996.  Thus, based on this trading range, Falcon's Unitholders are not receiving any

         premium for their Units.

                   19.  FHGLP's offer was the result of an appraisal

         process that was controlled and manipulated by defendants.  The appraisal process provided that the acquisition price would be










         the average of three appraisals of the Partnership.  The

         appraisals ranged from $4.69 per Unit to $14.00 per Unit.

                   20.  Given the lack of any premium to Falcon's Unit-

         holders in connection with the Acquisition, it is evident that such transaction is structured and timed to allow defendants to buy out Falcon's Unitholders at a substantially inadequate price and allow them to take control of Falcon's cable systems without paying any premium.

                   21.  The consideration to be paid to Class members in

         the transaction is unconscionable and unfair and grossly inad-

         equate because, among other things, the intrinsic value of Fal-

         con's Units is closer to $14.00 -- a figure that is closest to

         Falcon executives' own private valuation, regularly updated for bankers.

                   22.  Under the circumstances, defendants are obli-

         gated to explore all alternatives to maximize Unitholder value.

                   23.  The defendants are engaged in unfair dealing to

         the detriment of the Class to whom they owe the highest fidu-

         ciary duties.

                   24.  The defendants have breached their duty of loy-

         alty to Falcon's Unitholders by using their control of Falcon to manipulate the appraisal process and force plaintiff and the

         Class to liquidate their equity interest in Falcon at an unfair price, and deprive Falcon's public Unitholders of maximum value to which they are entitled.

                   25.  The terms of the transaction are grossly unfair

         to the Class, and the unfairness is compounded by the gross








         disparity between the knowledge and information possessed by defendants by virtue of their positions of control of Falcon and that possessed by Falcon's public Unitholders.

                   26.  Plaintiff has no adequate remedy at law.

                   WHEREFORE, plaintiff demands judgment as follows:

                   A.   declaring this to be a proper class action;

                   B.   enjoining, preliminarily and permanently, the

         Acquisition under the terms presently proposed and requiring defendants to fulfill their fiduciary obligations by placing the Partnership up for auction and/or to conduct an independent appraisal determination;

                   C.   to the extent, if any, that the transaction com-

         plained of is consummated prior to the entry of this Court's final judgment, rescinding the same or awarding rescissory dam-

         ages to the Class;

                   D.   directing that defendants account to plaintiff

         and the Class for all damages caused to them and account for all profits and any special benefits obtained by defendants as a result of their unlawful conduct;

                   E.   awarding to plaintiff the costs and disburse-

         ments of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and

                   F.   granting such other and further relief as the

         Court deems appropriate.














                                   JURY DEMAND

                   Plaintiffs demand a trial by jury of all issues so

         triable.

         Dated:   June 18, 1996

                                       KEVIN J. YOURMAN
                                       WEISS & YOURMAN


                                       By: /s/ Kevin J. Yourman
                                               Kevin J. Yourman
                                       10940 Wilshire Blvd., 24th Floor
                                       Los Angeles, CA  90024
                                       (310) 208-2800

                                       JOSEPH H. WEISS
                                       WEISS & YOURMAN
                                       319 Fifth Avenue
                                       New York, New York  10016
                                       Tel:  (212) 532-4171

                                       NADEEM FARUQI
                                       FARUQI & FARUQI, LLP
                                       415 Madison Avenue
                                       New York, New York  10017
                                       (212)  986-1074

                                       Attorneys for Plaintiff

























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